UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2015

Cardica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

 On December 8, 2015, Cardica, Inc. received a letter from the staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) stating that Cardica has not been able to regain compliance with Nasdaq Listing Rule 5550(a)(2), as Cardica has not been able to achieve a closing bid price of its common stock of at least $1.00 per share. The letter further states that, as a result, trading in Cardica’s common stock will be suspended at the opening of business on December 17, 2015, and Cardica’s common stock will be removed from listing and registration on The Nasdaq Stock Market, unless Cardica requests an appeal of the Staff’s determination to the Hearings Panel on or before December 15, 2015. On December 11, 2015, Cardica requested an appeal to the Hearings Panel of the Staff’s determination, which according to the letter will stay the delisting of Cardica’s common stock pending the Hearing Panel’s decision.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2015, John Simon resigned from the Board of Directors of Cardica, Inc. and all Committees thereof, effective immediately.

On December 11, 2015, the Board of Directors of Cardica, Inc. appointed Michael P. Bates to the Cardica Board and as a member of the Audit Committee.

Under Cardica’s current compensation arrangements for non-employee directors, Mr. Bates will receive (1) an annual Board retainer of $25,000, (2) an annual Audit Committee retainer of $5,000 ($15,000 if appointed as Chairman of the Audit Committee), (3) an initial grant of a stock option to purchase 225,000 shares of the company’s common stock vesting over three years, and (4) immediately following each annual meeting of stockholders a stock option to purchase 150,000 shares of the company’s common stock vesting over one year.  The stock option grants will only be made if Cardica’s stockholders approve a new stock option plan at its upcoming annual meeting of stockholders.

Cardica intends to enter into Cardica’s standard form of indemnification agreement with Mr. Bates

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardica, Inc.

Date: December 11, 2015	/s/ Robert Y. Newell
Robert Y. Newell
Chief Financial Officer